QuickLinks -- Click here to rapidly navigate through this document

ASSET ACQUISITION AGREEMENT

DATED AS OF DECEMBER 21, 2001

among

Phoenix Technologies Ltd.,

StorageSoft, Inc.

StorageSoft Solutions, Inc.,

StorageSoft BV,

Steve Anderson,

Doug Anderson

and

Ramin Razavi

i

SECTION 13.7.	No Third-Party Beneficiaries	45
SECTION 13.8.	Amendment; Waiver	45
SECTION 13.9.	Governing Law; Jurisdiction and Venue	45
SECTION 13.10.	Counterparts	45
SECTION 13.11.	Performance Guaranty by Stockholders	45

iv

Exhibits and Schedules

Exhibits
A	Form of Assignment and Assumption Agreement and Bill of Sale
B	Form of Escrow Agreement
C-1	Form of Employment Agreement
C-2	Form of Non-Competition Agreement
D-1	Form of Intellectual Property Assignment
D-2	Form of Patent Assignment
D-3	Form of Trademark Assignment
E	Forms of Opinion from Seller's Counsel
Schedules
1	Intangible Assets
2	Tangible Assets
3	Seller Disclosure Letter

    An extra section break has been inserted above this paragraph. Do not delete this section break if you plan to add text after the Table of Contents/Authorities. Deleting this break will cause Table of Contents/Authorities headers and footers to appear on any pages following the Table of Contents/Authorities.

v

    This ASSET ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of December 21, 2001 (the "Effective Date"), by and among Phoenix Technologies Ltd., a Delaware corporation ("Purchaser"), StorageSoft, Inc., a Colorado corporation ("StorageSoft"), StorageSoft Solutions, Inc., a Wisconsin corporation ("W Subsidiary"), StorageSoft BV, a Netherlands corporation ("Netherlands Subsidiary"), Steve Anderson, Doug Anderson and Ramin Razavi. StorageSoft, W Subsidiary and Netherlands Subsidiary are together referred to herein as "Seller."

W I T N E S S E T H:

    WHEREAS, Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets, properties and business of Seller, all upon the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

    SECTION 1.1.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

    "Affiliate" shall have that meaning ascribed to such term by Rule 405 promulgated under the U.S. Securities Act of 1933, as amended.

    "Ancillary Agreements" means, collectively, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreements, the Employment Agreements, the Non-Competition Agreement and the Escrow Agreement.

    "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement and Bill of Sale substantially in the form of Exhibit A.

    "Assumed Liabilities" means liabilities of Seller under (i) the Seller Contracts to the extent that such liabilities relate to the operation of Seller's business transferred hereby after the Closing, other than liabilities attributable to any failure by Seller to comply with the terms thereof, and (ii) the following categories of liabilities as set forth on the Seller Balance Sheet, as of the Closing Date, regardless of amount: Accounts Payable, Deferred Revenue, Advance Royalty Payments, Accrued Payroll Taxes, Other Current Liabilities and no other liabilities.

    "Brookfield Lease" means that certain real property lease between StorageSoft and Opus Network, LLC dated June 15, 1999, including addendum for additional space for Suites 350 and 230.

    "Effective Balance Sheet" means the balance sheet to be used in calculating the Purchase Price Adjustment (as defined in Section 2.9 below).

    "Encumbrance" means any pledge, lien, collateral assignment, security interest, mortgage, deed of trust, title retention, conditional sale or other security arrangement, or adverse claim of title or ownership, other than those, which do not materially detract from or interfere with the ownership of the properties subject thereto, and other than Taxes not yet due and payable.

    "ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations promulgated thereunder.

    "Escrow Agreement" means an Escrow Agreement substantially in the form of Exhibit B hereto.

    "Excluded Assets" means those assets listed in Section 2.2(b) of the Seller Disclosure Letter.

    "Employees" means those employees and consultants listed on Section 3.12(a) of the Seller Disclosure Letter hereto.

    "GAAP" shall have the meaning set forth in Section 3.17.

    "Governmental Entity" means any court, or any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality (domestic or foreign).

    "Intangible Assets" means, collectively, the Seller Intellectual Property Assets, including without limitation the intangible assets, properties and rights of Seller listed on Schedule 1 hereto.

    "Intellectual Property Assignment Agreements" means the Intellectual Property Assignment, the Patent Assignment, and the Trademark Assignment each substantially in the form attached hereto as Exhibits D-1, D-2, D-3, and the Domain Name Assignment, in form reasonably satisfactory to Purchaser and Seller, respectively.

    "Intellectual Property Assets" has the meaning set forth in Section 3.9 hereof.

    "Internal Revenue Code" means the U.S. Internal Revenue Code of 1986, as amended, and, where the context permits a reference to a section of the Code, shall be deemed to include the Treasury regulations (final and temporary) promulgated thereunder and the administrative pronouncements issued by the Internal Revenue Service relating thereto.

    "Louisville Lease" means that certain real property lease between W Subsidiary and Great Lake Reit, L.P., dated March 14, 2001.

    "Material Adverse Effect" with respect to a Person means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person. The term "Material Adverse Effect" shall not include any change or development involving or resulting from: (i) prospective change arising out of any proposed or adopted legislation or regulation, or any other proposal or enactment by any governmental, regulatory or administrative authority; or (ii) the announcement or other disclosure (formal or informal) of the existence of the terms of this Agreement or the transactions contemplated herein.

    "Person" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

    "Purchased Assets" shall have the meaning given such term in Section 2.1(a).

    "Purchaser Balance Sheet" means the balance sheet of Seller's business transferred hereby as of the close of business on the Closing Date, prepared by Purchaser in accordance with GAAP, consistently applied (which will reflect any necessary modification of the Seller Balance Sheet suggested by Arthur Andersen or otherwise to reflect compliance with GAAP, subject to Seller's right to object to any such modification pursuant to Section 2.9(b) hereof), and delivered to Seller after the Closing Date.

    "Seller Balance Sheet" means the unaudited balance sheet of Seller's business transferred hereby, as of August 31, 2001 and delivered to Purchaser and included in the Seller Disclosure Letter.

    "Seller Contracts" means all the leases, licenses, agreements, contracts, understandings, arrangements, commitments and purchase orders used in or related to Seller's business, including without limitation those listed in Section 3.7 of the Seller Disclosure Letter hereto; provided that those agreements listed in Section 2.2(b) to the Seller Disclosure Letter shall not be Seller Contracts.

    "Seller's Disclosure Letter" means Seller's Disclosure Letter dated as of the Effective Date, which is being delivered to Purchaser concurrently with the execution of this Agreement, and set forth in Schedule 3.

    "Seller Intellectual Property Assets" has the meaning set forth in Section 3.9 hereof.

    "Seller's or Purchaser's knowledge" or "Knowledge of Purchaser or Seller": A particular fact or other matter shall be deemed to be within "Seller's knowledge" or "Purchaser's knowledge," or similar phrases, as the case may be, if in the case of Purchaser or Seller, any officer (which shall include each Stockholder), or, in the case of Seller, any director-level employee, is or should have been aware of such fact or other matter after due and diligent inquiry.

    "StorageSoft Capital Stock" means all of the issued and outstanding shares of capital stock of StorageSoft, as described in Section 3.3 of the Seller Disclosure Letter.

    "Stockholders" means Steve Anderson, Doug Anderson and Ramin Razavi, each of whom is a "Stockholder."

    "Tangible Assets" means all tangible personal property and leases of and interests in tangible personal property of Seller, including without limitation, the items listed on Schedule 2 hereto.

ARTICLE II
ACQUISITION OF ASSETS

    SECTION 2.1.  Assets to Be Acquired.

      (a) Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to Purchaser and Purchaser shall purchase and accept from Seller, free and clear of all Encumbrances, all right, title and interest in and to all of the assets, properties and business (other than the Excluded Assets) owned, held or used by Seller (collectively, the "Purchased Assets"), including without limitation:

(i)	the Intangible Assets;
(ii)	the Tangible Assets;
(iii)	the Louisville Lease and the Brookfield Lease;
(iv)	all raw materials, work-in-progress, finished goods, supplies and other inventories of Seller (the "Inventories");
(v)	all of Seller's rights under the Seller Contracts;
(vi)
all books, records, files and papers (other than the stock book or minute book) whether in hard copy or electronic format, including without limitation, business plans, financial and business projections, engineering information, sales and promotional literature, marketing materials, manuals and data, sales and purchase correspondence, lists of present, former and prospective suppliers or customers, personnel and employment records and any information relating to Taxes imposed on or with respect to the Purchased Assets;
(vii)	all rights, claims, causes of action and rights of set-off against any third party, except for claims with regard to Excluded Assets; and
(viii)	all accounts receivable, notes receivable and other receivables;
(ix)	all prepaid expenses including, but not limited to, Taxes, leases and rentals;
(x)	the goodwill associated with the foregoing.

      (b) Excluded Assets. Section 2.2(b) of the Seller Disclosure Letter contains a list of the Excluded Assets. Notwithstanding any provision to the contrary set forth herein, the Excluded Assets shall be excluded from the Purchased Assets.

    SECTION 2.2.  Liabilities Assumed and Excluded.

      (a) At the Closing, Purchaser shall assume and be responsible for the payment, performance, and discharge of the Assumed Liabilities.

      (b) Except for the Assumed Liabilities, Purchaser shall not assume or otherwise become obligated to pay, perform or discharge any liabilities, debts or obligations of Seller and Seller shall retain, and shall be solely responsible and liable for paying, performing and discharging when due, all of Seller's liabilities other than the Assumed Liabilities. Such liabilities (except to the extent they are specifically included in the definition of Assumed Liabilities) for which Seller shall be solely responsible include, without limitation, the following:

(i)	any liability relating to or arising out of the ownership or operation of the business or the Purchased Assets prior to the Closing;
(ii)
any liability for breaches by Seller on or prior to the Closing Date (as defined below) of any contact or any other instrument, contract or purchase order or any liability for payments or amounts due under any Seller Contract or any other instrument, contract or purchase order on or prior to the Closing Date;
(iii)
any liability or obligation for Taxes attributable to or imposed upon Seller or any of its direct or indirect subsidiaries, or attributable to or imposed upon the Purchased Assets for any period (or portion thereof) through the Closing Date, including, without limitation, any Taxes attributable to or arising from the transactions contemplated by this Agreement (other than the Transaction Taxes as set forth in Section 8.1);
(iv)
any liability or obligation for or in respect of any loan, other indebtedness for money borrowed, or account payable of Seller or any of its direct or indirect subsidiaries, including any such liabilities owed to Affiliates of Seller;
(v)
any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission on or prior to the Closing Date by or on behalf of Seller or any of its direct or indirect subsidiaries, including, without limitation, any liability for infringement of intellectual property rights, breach of product warranty, injury or death caused by products, or violations of federal or state securities or other laws;
(vi)	any liability or obligation arising on or prior to the Closing Date out of any Seller Employee Plan or any other employee related obligation;
(vii)
any liability or obligation for making payments of any kind (including as a result of the sale of Purchased Assets or as a result of the termination of employment by Seller of employees, or other claims arising out of the terms and conditions of employment with Seller, or for vacation or severance pay or otherwise) to employees of Seller or in respect of payroll taxes for employees of Seller;
(viii)	any liability or obligation set forth on the Seller Balance Sheet included in the Financial Statements (as such term is defined in Section 3.17);
(ix)	any liability of Seller incurred in connection with the making or performance of this Agreement and the transactions contemplated hereby (other than the Transaction Taxes set forth in Section 8.1);
(x)	any liability of Seller arising out of the violation of or failure to comply with any laws or regulations, including without limitation, environmental laws or regulations;
(xi)
any costs or expenses of Seller incurred in connection with shutting down, deinstalling and removing equipment not purchased by Purchaser, and the costs associated with all contracts and agreements not assumed by Purchaser;
(xii)	any liability or obligation for or in respect of any automobile lease of Seller; and
(xiii)	any amounts owed by Seller to Steve Anderson, Doug Anderson or any other employee of Seller.

    SECTION 2.3.  Purchase Price.

      (a) Purchase Price. Subject to the performance by Seller of all of its obligations under this Agreement (including delivering all documents required to be delivered) at the Closing (as hereinafter defined), in consideration of the acquisition of the Purchased Assets under Section 2.1, Purchaser agrees (i) to deliver to Seller (a) the sum of Four Million Eight Hundred Thousand Dollars ($4,800,000) in cash in immediately available funds (the "Immediate Cash Portion") and (b) certificates representing shares of Purchaser's Common Stock with a value of Six Million Dollars ($6,000,000) (the "Purchaser Stock"), which value shall be determined by dividing such dollar value by the per share price determined by calculating the simple average of the closing price of Purchaser Stock on the NASDAQ Stock Market for the five (5) trading days ending on the day prior to the Closing Date (the "Valuation Method"), and (ii) to deliver to Wells Fargo Bank, National Association (or such other institution selected by Purchaser with the reasonable consent of Seller) (the "Escrow Agent") One Million Two Hundred Thousand Dollars ($1,200,000) (the "Escrow Consideration") for a period beginning on the date of the Closing of this Agreement and ending on the one-year anniversary of the Closing Date ("Escrow Period") in accordance with the terms and conditions of the Escrow Agreement to be executed at Closing. The Immediate Cash Portion, the Escrow Consideration and the Purchaser Stock are together referred to herein as the "Purchase Price", which Purchase Price shall be subject to adjustment as set forth in Section 2.9 hereof.

    SECTION 2.4.  Closing.  Subject to the terms and conditions of this Agreement, the sale, purchase and transfer of the Purchased Assets and the assumption of the Assumed Liabilities shall take place at a closing (the "Closing"). The Closing shall occur as soon as reasonably practicable upon fulfillment or waiver of the closing conditions set forth in Article II (the "Closing Date") at the offices of Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111 at 10:00 a.m. local time.

    SECTION 2.5.  Closing Deliveries by Seller and the Stockholders.  At the Closing, Seller and the Stockholders shall deliver or cause to be delivered to Purchaser:

      (a) duly executed (and, with respect to the Intellectual Property Assignment Agreements, notarized) counterparts of each Ancillary Agreement to which Seller or any Stockholder is a party;

      (b) any assignments, and any required Consents, duly executed by parties having the authority to so assign or consent to assign; and

      (c) all other items required to be delivered by Seller or any Stockholder at the Closing pursuant to Article IX of this Agreement, any other provision hereof or any Ancillary Agreement.

    SECTION 2.6.  Closing Deliveries by Purchaser.  At the Closing, Purchaser shall deliver or cause to be delivered to StorageSoft:

      (a) payment of the Immediate Cash Consideration by wire transfer of immediately available funds in accordance with Section 2.3(a) hereof;

      (b) certificates representing the Purchaser Stock in accordance with Section 2.3(a) hereof;

      (c) executed counterparts of each Ancillary Agreement to which Purchaser is a party; and

      (d) all other items required to be delivered by Purchaser at the Closing pursuant to Article X of this Agreement or any other provision hereof or any Ancillary Agreement.

    SECTION 2.7.  Delivery of the Purchased Assets.  Seller shall make available the Purchased Assets to Purchaser on the Closing Date at the locations where the Purchased Assets are located on the Effective Date.

    SECTION 2.8.  Unassignable Assets.  Notwithstanding any other provision of this Agreement or any of the Ancillary Agreements, to the extent that any of the Seller Contracts or any other assets constituting part of the Purchased Assets are not assignable or otherwise transferable to Purchaser without the consent, approval or waiver of another party thereto or any third party (including any governmental agency), or if such assignment or transfer would constitute a breach thereof or a violation of any applicable law or agreement with any third party, then neither this Agreement nor such Ancillary Agreements shall constitute an assignment or transfer (or an attempted assignment or transfer) thereof until such consent, approval or waiver of such party or parties has been duly obtained; provided that, with respect to the consents, approvals or waivers which Seller is unable to obtain, Seller shall provide to Purchaser the benefits of the applicable Seller Contacts or assets as if they were assigned or transferred to Purchaser. With respect to each Seller Contract whose assignment or transfer to Purchaser requires the consent, approval or waiver of another party thereto or any third party, Seller shall use its commercially reasonable efforts to obtain such consent, approval or waiver of such other party or parties or such third party to such assignment or transfer as promptly as practicable. Purchaser agrees to cooperate with Seller and supply relevant information to such party or parties or such third party in order to assist Seller in its obligations under this Section.

    SECTION 2.9.  Adjustment to Purchase Price.

      (a) Seller has delivered to Purchaser the Seller Balance Sheet. Following the Closing Date, and in any event not later than thirty (30) days thereafter, Purchaser shall deliver to Seller the Purchaser Balance Sheet. The Purchaser Balance Sheet shall attach Purchaser's calculation of the Purchase Price Adjustment in accordance with the provisions of this Section 2.9. Seller and its advisors shall be entitled to review all work papers and other supporting documentation used by Purchaser in or relevant to the creation of the Purchaser Balance Sheet.

7

      (b) The Purchaser Balance Sheet shall become the Effective Balance Sheet for purposes of calculating the Purchase Price Adjustment under this Section 2.9 thirty (30) days after delivery thereof to Seller unless Seller within such time period delivers written notice to Purchaser (the "Objection Notice") of its disagreement as to the value of any item included in the Purchaser Balance Sheet or in Purchaser's calculation of the Purchase Price Adjustment. Any Objection Notice shall specify in reasonable detail the nature of such disagreement and the basis and supporting evidence for Seller's position with respect to the disputed items. Seller and Purchaser shall attempt in good faith to resolve any disagreement for a period of 30 days following the date of the Notice and develop an Effective Balance Sheet. If they are unable to do so within such period, they shall submit the disputed items to a nationally-recognized accounting firm not affiliated with either Purchaser or Seller (the "Arbitrator"), whose decision with respect to the matters disputed in the Objection Notice shall be final and binding. The Arbitrator shall render its decision with respect to such matters within 20 days after such matters are submitted to the Arbitrator and deliver the Effective Balance Sheet to Purchaser and Seller at such time. Seller and Purchaser shall each provide promptly all information and documents within their respective possession that the Arbitrator, in its sole discretion, deems necessary in order to make its decision with respect to the disputed matters. The fees and expenses of the Arbitrator shall be borne equally by Seller and Purchaser.

      (c) Within five (5) business days after the Effective Balance Sheet is finally determined, the Purchase Price Adjustment (as described below) shall be paid by Purchaser or Seller, as appropriate, to the other party or an account or accounts designated by such party, in immediately available funds. The Purchase Price Adjustment shall be equal to any difference in Working Capital between the Seller Balance Sheet and the Effective Balance Sheet. For this purpose, Working Capital shall mean Total Current Assets minus Total Current Liabilities, as set forth on the Seller Balance Sheet and the Effective Balance Sheet, on a consolidated basis after eliminating intercompany transactions or obligations as set forth on the respective balance sheets; provided, that the amount of the Note Payable to Stockholders shall not be included in such calculation, and provided further, that the amount of the Line of Credit shall be reflected in both the Seller Balance Sheet and the Effective Balance Sheet. Notwithstanding the foregoing, neither Purchaser nor Seller, as the case may be, shall be liable to the other party for any Purchase Price Adjustment unless and until it is determined in accordance with Section 2.9(b) that the amount of such Purchase Price Adjustment exceeds $100,000, in which case, such party shall only be liable for the Purchase Price Adjustment in excess of $100,000. In order to facilitate the payment of the Purchase Price Adjustment, the Stockholders agree to maintain at least $100,000 in cash or liquid assets in bank accounts of StorageSoft not subject to any Encumbrance until the Purchase Price Adjustment is paid in full.

    SECTION 2.10.  Allocation of Purchase Price.  For purposes of complying with the requirements of Section 1060 of the Code and the regulations thereunder the Purchase Price shall be allocated among the Purchased Assets consistent with the methodology in accordance with GAAP, to be mutually agreed in good faith and set forth in writing by Purchaser and Seller prior to the Closing. Purchaser and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental Internal Revenue Service Forms 8594 (and corresponding state tax forms) consistent with the methodology agreed to for allocating the Purchase Price, and which gives effect to any Purchase Price Adjustment as described above. If any Tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation.

    SECTION 2.11.  Securities Act Exemption.  The Purchaser Stock to be issued to StorageSoft pursuant to this Agreement shall not be registered under the Securities Act of 1933, as amended

("Securities Act"), in reliance upon the exemption contained in Section 4(2) of the Securities Act and in reliance upon the representations and warranties of Seller and each Stockholder contained in Article III and Article IV below.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE STOCKHOLDERS

    For purposes of this Article III, "Seller" means each of StorageSoft and W Subsidiary. Seller and each of the Stockholders hereby represents and warrants to Purchaser that, except as expressly set forth in the Seller's Disclosure Letter, all of the following statements, representations and warranties are true and correct as of the Effective Date:

    SECTION 3.1.  Organization and Good Standing of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Seller. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Seller's business transferred hereby. W Subsidiary and Netherlands Subsidiary are the only subsidiaries of StorageSoft. StorageSoft is the owner of all outstanding shares of capital stock of W Subsidiary and Netherlands Subsidiary, and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of W Subsidiary and Netherlands Subsidiary are owned by StorageSoft free and clear of all Encumbrances. Other than StorageSoft's ownership of 100% of the equity of W Subsidiary and Netherlands Subsidiary, Seller does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

    SECTION 3.2.  Authorization and Validity.  The execution and delivery of this Agreement and the Ancillary Agreements and the performance of all obligations of Seller hereunder and thereunder, has been duly and validly authorized by all necessary corporate action on the part of Seller (including without limitation approval of the transactions contemplated hereby by the stockholders of StorageSoft) and no other act or proceeding on the part of or on behalf of Seller by or on behalf of its stockholders is necessary to approve the execution and delivery of this Agreement, the Ancillary Agreements and such other agreements and instruments, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the Ancillary Agreements will be, duly executed and delivered by Seller and, as applicable, the Stockholders. This Agreement constitutes, and, upon Seller's execution of each of the other Ancillary Agreements, each of the other Ancillary Agreements will constitute, assuming the due authorization, execution and delivery by Purchaser, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application, now or hereafter in effect, affecting enforcement of creditors' rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. This Agreement and the transactions it contemplates have been approved and adopted by unanimous vote of the Stockholders and all requirements for approval of such transactions as required by law or the charter documents of Seller, have been satisfied.

    SECTION 3.3.  Capitalization.  The authorized capital stock of StorageSoft consists of 19,000 shares of Common Stock, of which there were issued and outstanding as of the Effective Date 19,000 shares of Common Stock. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. All outstanding shares of the StorageSoft Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of StorageSoft or any agreement to which StorageSoft is a party or by which it is bound. All outstanding shares of the StorageSoft Capital Stock were issued in compliance with all applicable federal and state securities laws. Except as set forth in Section 3.3 of the Seller Disclosure Letter, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which Seller is a party or by which Seller is bound relating to the issued or unissued capital stock of Seller or obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Seller or obligating Seller to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of the StorageSoft Capital Stock between or among Seller and any of the Stockholders.

    SECTION 3.4.  No Conflict.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the Stockholders (with respect to those agreements to which they are a party) and the consummation of the transactions contemplated hereby and thereby, subject to obtaining the Consents set forth in Section 3.5 of the Seller Disclosure Letter, do not and will not (a) result in a violation or default in any material respect of any provision of Seller's Articles of Incorporation or bylaws (a true and correct copy of which has been delivered to Purchaser), or any judgment, order, writ or decree applicable to Seller, (b) constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any of the Seller Contracts or (c) result in the creation of any Encumbrance on any of the Purchased Assets.

    SECTION 3.5.  Consents.  No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any governmental entity on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for where the failure to obtain such consents, approvals, orders or authorizations or to make such registrations, qualifications, designations, declarations or filings would not prevent or materially delay consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Section 3.5 of the Seller Disclosure Letter sets forth a true and complete list of each and every instrument pursuant to which the consent or approval of any third party or Governmental Entity is required in order for Seller to assign or transfer to Purchaser any of the Purchased Assets or any rights or obligations under Seller Contracts. Such consents and approvals as specified in Section 3.5 of the Disclosure Schedule are referred to herein as the "Consents".

    SECTION 3.6.  Title to Purchased Assets.

      (a) Purchased Assets. Seller owns all of the Purchased Assets and has good and marketable title in and to all of the Purchased Assets, free and clear of all Encumbrances whatsoever. Title to all of the Purchased Assets is freely transferable from Seller to Purchaser free and clear of all Encumbrances, except for the lien on the Purchased Assets of StorageSoft relating to StorageSoft's line of credit, issued by Merrill Lynch Business Credit, which line of credit shall be paid in full by Seller, the lien released, and evidence thereof provided to Purchaser no later than two business days prior to the Closing Date. Purchaser shall reimburse Seller for the amount of such repayment up to $400,000.

      (b) Sufficiency of Assets. The Purchased Assets include all the assets and rights that are necessary and sufficient to conduct the business of Seller as of the Effective Date. Other than the consents listed in Section 3.5 of the Seller Disclosure Letter, no licenses or other consents from, or payments to, any other Person are or will be necessary for Purchaser to operate the business of Seller being transferred hereby and use the Purchased Assets in substantially the manner in which Seller has operated the same.

    SECTION 3.7.  Seller Contracts.  Section 3.7 of the Seller Disclosure Letter contains a comprehensive list of all Seller Contracts, all of which are valid, in full force and effect, and enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies). Neither Seller nor, to Seller's knowledge, any other party to any Seller Contract, is in breach or default in performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of Seller or, to Seller's knowledge, on the part of any other party. As of the Effective Date, no party has made a payment to Seller under the Seller Contracts in consideration of performance to be done by Purchaser after the Closing Date.

    SECTION 3.8.  Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to Seller's knowledge, threatened against Seller or any of its properties (including without limitation the Purchased Assets) or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the business of Seller to be transferred hereby. There is no judgment, decree or order against Seller or, to Seller's knowledge, any of its directors or officers, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the business of Seller transferred hereby. All litigation to which Seller is a party (or, to the knowledge of Seller, threatened to become a party) is disclosed in Section 3.8 of the Seller Disclosure Letter.

    SECTION 3.9.  Intellectual Property Assets.

      (a) As used herein, the term "Intellectual Property Assets" shall mean all worldwide intellectual property rights, including, without limitation, patents, trademarks, service marks and copyrights, Internet domain names and registrations and applications therefor with respect to any of the foregoing, trade names, know-how, trade secrets, computer software programs and proprietary information. As used herein, "Seller Intellectual Property Assets" shall mean the Intellectual Property Assets used or owned by Seller.

      (b) Except as set forth in Section 3.9(b) of the Seller Disclosure Letter, Seller owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property Assets that are used in or are material to the business of Seller as currently conducted, without conflict with the rights of others.

      (c) Except as disclosed in Section 3.9(c) of the Seller Disclosure Letter, no claims (i) are currently pending or, to the knowledge of Seller, are threatened by any person with respect to the Seller Intellectual Property Assets, or (ii) are, to the knowledge of Seller, currently pending or threatened by any person with respect to the Intellectual Property Assets of a third party (the "Third Party Intellectual Property Assets") to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property Assets by or through Seller.

      (d) Except as disclosed in Section 3.9(d) of the Seller Disclosure Letter, the manufacture, reproduction, import, sale, licensing or use of any product, system or method now used, sold or licensed or proposed for use, sale, license by Seller does not infringe on any Third Party Intellectual Property Assets.

      (e) Section 3.9(e) of the Seller Disclosure Letter sets forth a list of (i) all patents and patent applications owned by Seller and/or each of its subsidiaries worldwide; (ii) all trademark and service mark registrations and all trademark and service mark applications and all trade names owned by, and all material common law trademarks, material trade dress and material slogans claimed by, Seller and/or each of its subsidiaries worldwide; (iii) all copyright registrations and copyright applications owned by Seller worldwide; (iv) all Internet domain name registrations and applications owned by Seller and/or each of its subsidiaries worldwide; and (v) all licenses to which Seller is a party in which Seller is (A) a licensor with respect to any of the patents, trademarks, service marks, trade names or copyrights listed in Section 3.9(e) of the Seller Disclosure Letter; or (B) a licensee of any other person's patents, trade names, trademarks, service marks or copyrights material to Seller except for any licenses of software programs that are commercially available "off the shelf." Except as disclosed in Section 3.9(e)(v) of Seller Disclosure Letter, Seller has made all necessary filings, recordations and fee payments to protect and maintain its interest in the patents, patent applications, trademark and service mark registrations, trademark and service mark applications, copyright registrations and copyright applications, domain name registrations and applications and has taken all actions necessary to protect and maintain its interest in all material common law trademarks, material trade dress, material slogans, all trade names and licenses, set forth in Section 3.9(e) of Seller Disclosure Letter.

      (f)  To the knowledge of Seller, except as set forth in Sections 3.9(e)(v) or 3.9(f) of Seller Disclosure Letter: (i) each patent, patent application, trademark or service mark registration, and trademark or service mark application and copyright registration or copyright application of Seller and/or each of its subsidiaries is valid and subsisting and (ii) each material license of Seller Intellectual Property Assets listed on Section 3.9(e) of Seller Disclosure Letter is valid, subsisting and enforceable.

      (g) Except as set forth in Section 3.9(g) of Seller Disclosure Letter, to Seller's knowledge, there is no unauthorized use, infringement or misappropriation of any of Seller's Intellectual Property Assets by any third party, including any employee, former employee, independent contractor or consultant of Seller which would be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect.

      (h) Section 3.9(h) of Seller Disclosure Letter sets forth any Third Party Intellectual Property Assets which are used in or are material to the business of Seller. Except as set forth in Section 3.9(h) of Seller Disclosure Letter, Seller possesses a retail license for each of the Third Party Intellectual Property Assets used by Seller and all of the license, royalty or other fees accrued to date with respect to such Third Party Intellectual Property Assets have been fully paid.

      (i)  Except for the Third Party Intellectual Property, all products, methods, creations and inventions used, practiced, made, sold and offered for sale by Seller have been authored or invented solely by Seller's Employees who have assigned to Seller all right, title and interest in and to such products, methods, creations and inventions and the associated Intellectual Property Assets.

    SECTION 3.10.  Compliance with Laws.  Seller has complied in all respects with and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation applicable to any of the Purchased Assets, except for such violations and failures to comply that would not (a) be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) prevent or materially delay the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements, or otherwise prevent or materially delay Seller from performing its obligations under this Agreement or the Ancillary Agreements.

    SECTION 3.11.  Tax Matters.

      (a) For purposes of this Section 3.11 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

    (i)
    The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

    (ii)
    The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

      (b) All Returns required to be filed by or on behalf of Seller relating to the Purchased Assets have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, have been paid in full on a timely basis, and no other Taxes are payable by the Seller with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Seller has (or by the Closing Date will have) duly and timely paid all Taxes required to be paid by it on or before the Closing Date that are or may become payable by Purchaser or chargeable as a lien upon the Purchased Assets. Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the Purchased Assets with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Seller is contesting in good faith through appropriate proceedings.

      (c) No audit of the Returns of or including Seller by a government or taxing authority is in process, threatened or, to the Seller's knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of Seller, and Seller has not received notice (either in writing or orally, formally or informally) nor does it expect to receive notice that it has not filed a Return or paid Taxes required to be filed or paid. Seller is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or orally, formally or informally) against Seller or its assets.

      (d) Seller is and has always been an "S corporation" within the meaning of Section 1361(a) of the Code and for purposes of the income tax law of each State in which Seller has filed income tax returns or otherwise has a taxable nexus.

      (e) Seller is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Purchaser will not be required to deduct or withhold any consideration or amount paid to Seller pursuant to Section 1445(a) of the Code in connection with the transactions contemplated by this Agreement. Seller has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    SECTION 3.12.  Employees.

      (a)  Section 3.12(a)  of the Seller Disclosure Letter sets forth a comprehensive list of all employees and consultants working for Seller (each, an "Employee" and collectively, the "Employees") and, for each Employee, the annual base salary of such Employee effective as of the Effective Date, their current status as exempt or non-exempt, all bonuses, profit sharing, or commissions accrued or payable, any special compensatory or reimbursement arrangements, comp time or other arrangements with such Employees and any other compensatory agreements between such Employee and Seller.

      (b) No collective bargaining agent or employee association represents Employees with respect to Seller's employment of Employee.

      (c) There has not been for a period of twenty-four (24) consecutive months prior to the Effective Date, nor is there existing or, to the knowledge of Seller, threatened, any strike, slowdown, picketing, or work stoppage against or effecting Seller.

      (d) Seller is in material compliance with all laws relating to employment that are applicable to the Employees;

      (e) Set forth in Section 3.12(e) of the Seller Disclosure Letter is a complete and accurate list of all Employees currently on leave and in receipt of short-term disability ("STD") benefits along with their STD commencement date and expected date of return to work;

      (f)  Set forth in Section 3.12(f) of the Seller Disclosure Letter is a complete and accurate list of all Employees currently on leave and in receipt of long-term disability ("LTD") benefits along with their LTD commencement date and expected date of return to work;

      (g) Set forth in Section 3.12(g) of the Seller Disclosure Letter is a complete and accurate list of all Employees currently on leave and in receipt of applicable workers' compensation benefits along with, if applicable, their leave commencement date and expected date of return to work; and

      (h) There are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing pursuant to any applicable workers' safety and insurance laws in respect of Seller or the Employees and no audit is currently being performed pursuant to any applicable workers' safety and insurance law.

    SECTION 3.13.  Pension and Employee Benefit Matters.

      (a)  Section 3.13  of the Seller Disclosure Letter lists, with respect to Seller and any trade or business (whether or not incorporated) which is treated as a single employer with Seller (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) each loan to a non-officer employee in excess of $1,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all contracts and agreements relating to employment that provide for annual compensation in excess of $100,000 per year and all severance agreements, with any of the directors, officers or employees of Seller (other than, in each case, any such contract or agreement that is terminable by Seller at will or without penalty or other adverse consequence), (iv) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (v) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Seller and that do not generally apply to all employees, and (vi) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Seller of greater than $5,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Seller (together, the "Seller Employee Plans").

      (b) Seller has furnished to Purchaser a copy of the governing instrument for each of the written Seller Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Seller Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports filed for the last three plan years. Any Seller Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986; may rely on an opinion letter issued to a prototype plan sponsor with respect to a standardized plan adopted by Seller in accordance with the requirements for such reliance; or has applied to the Internal Revenue Service for such a determination letter (or has time remaining to apply for such a determination letter) prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination with respect to all periods since the date of adoption of such Seller Employee Plan. Seller has also furnished Purchaser with the most recent Internal Revenue Service determination letter issued with respect to each such the Seller Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any the Seller Employee Plan subject to Code Section 401(a) that could not be rendered through the procedures under Rev. Proc. 2001-17 that would not entail a Material Adverse Effect.

      (c) Except as set forth in Section 3.13(c) of the Seller Disclosure Letter, (i) none of Seller Employee Plans promises or provides retiree medical or other retiree welfare or life insurance benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, and not exempt under Section 408 of ERISA or Section 4975 of the Code, with respect to any Seller Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Seller Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Seller and each ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Seller Employee Plans, except as would not, in the aggregate, have a Material Adverse Effect; (iv) neither Seller nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980D of the Code or Title I of ERISA with respect to any of the Seller Employee Plans; (v) all material contributions required to be made by Seller or any ERISA Affiliate to any Seller Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Seller Employee Plan for the current plan years; and (vi) none of The Seller Employee Plans is subject to Title IV of

  ERISA or Section 412 of the Code. With respect to each Seller Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Seller has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Seller Employee Plan. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Seller is threatened, against or with respect to any such the Seller Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Seller nor ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in Section 3(37) of ERISA.

      (d) Seller has complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the regulations thereunder or any similar applicable state law, (ii) the applicable requirements of the Health Insurance Portability Amendments Act ("HIPAA") and the regulations thereunder and (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder or any similar applicable state law.

      (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Seller or any ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider.

      (f)  There has been no amendment to, written interpretation or announcement (whether or not written) by Seller or other ERISA Affiliate relating to, or change in participation or coverage under, any Seller Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

    SECTION 3.14.  Brokers.  Other than McDonald Investments Inc. and Mark Easterday, the fees and expenses of which shall be paid by Seller, neither Seller, nor any of its affiliates, has employed any broker, finder, investment banker or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder, investment banker or agent with respect thereto.

    SECTION 3.15.  Insurance.  Section 3.15 of the Seller Disclosure Letter contains a list of all insurance policies maintained by the Seller for the benefit of or in connection with the Purchased Assets and each such policy will be maintained in full force and effect up to the Closing Date. The Seller is not in default of any material obligation pursuant to any of these insurance policies. All premiums payable under all such policies and bonds have been paid and the Seller is otherwise in full compliance with the material terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

    SECTION 3.16.  Employee Confidentiality Agreements.  Any and all employees and consultants, including all prior employees, of Seller who have or who have had reasonable access to, or knowledge of, any secret, confidential, or proprietary information or to inventions, have executed written confidentiality agreements with Seller pursuant to which such employees and consultants have agreed to maintain in confidence secret, confidential or proprietary information learned or acquired in the scope of their employment, and any and all such employees, including all such prior employees and consultants, have executed a specific assignment of any title, shop right or license for any inventions or Intellectual Property Assets created by them during the course of their employment to Seller and that all Purchased Assets created by any employee or consultant have been by employees or contractors under work-for-hire, as understood under common law.

    SECTION 3.17.  Financial Information.

    Section 3.17 of the Seller Disclosure Letter includes a true, correct and complete copy of Seller's (i) unaudited financial statements (balance sheet, income statement, statement of operations) for each of the fiscal years ended December 31, 1999 and December 31, 2000, respectively, (ii) the Seller Balance Sheet, and (iii) the unaudited financial statements (balance sheet and income statements) for the fiscal quarters ended March 30, 2001, June 30, 2001 and September 30, 2001, respectively (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements accurately set out and describe the financial condition and operating results of the StorageSoft and its consolidated subsidiaries as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

    SECTION 3.18.  No Undisclosed Liabilities.  Seller does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $10,000 individually or in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required by GAAP to be reflected in the Financial Statements which (i) has not been reflected in the Seller Balance Sheet included in the Financial Statements, or (ii) has not arisen in the ordinary course of the Seller's business since August 31, 2001.

    SECTION 3.19.  Absence of Certain Changes.  Except as set forth in Section 3.19 of the Seller Disclosure Letter, since August 31, 2001 there has not been, occurred or arisen any:

      (a) transaction by Seller except in the ordinary course of business as conducted on that date and consistent with past practices;

      (b) amendments or changes to the Articles of Incorporation or Bylaws of Seller;

      (c) capital expenditure or commitment by Seller, in any individual amount exceeding $2,500 or in the aggregate, exceeding $5,000;

      (d) (d) destruction of, damage to, or loss of any assets (including, without limitation, intangible assets), business or customer of Seller (whether or not covered by insurance) which could constitute a Material Adverse Effect;

      (e) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

      (f)  change in accounting methods or practices (including any change in depreciation or amortization policies or rates, any change in policies in making or reversing accruals) by Seller;

      (g) revaluation by Seller of any of their respective assets;

      (h) declaration, setting aside, or payment of a dividend or other distribution in respect to the capital stock of Seller, or any direct or indirect redemption, purchase or other acquisition by Seller of any of its capital stock;

      (i)  increase in the salary or other compensation payable or to become payable by Seller to any officers, directors, Employees of Seller, except in the ordinary course of business consistent with past practice, or the declaration, payment, or commitment or obligation of any kind for the payment by Seller of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement, or, the establishment of any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation, the granting of stock options, stock appreciation rights, performance awards), stock purchase or other employee benefit plan;

      (j)  sale, lease, license or other disposition of any of the assets or properties of Seller, except in the ordinary course of business and not in excess of $10,000 in the aggregate;

      (k) termination or material amendment of any material contract, agreement or license (including any distribution agreement) to which Seller is a party or by which it is bound;

      (l)  loan by Seller to any person or entity, or guaranty by Seller of any loan, except for (i) travel or similar advances made to employees in connection with their employment duties in the ordinary course of business, consistent with past practices and (ii) trade payables not in excess of $5,000 in the aggregate and in the ordinary course of business, consistent with past practices;

      (m) waiver or release of any right or claim of Seller, including any write-off or other compromise of any account receivable of the Seller, in excess of $1,000 in the aggregate;

      (n) commencement or notice or threat of commencement of any lawsuit or proceeding against or, to Seller's or Seller's officers' or directors' knowledge, investigation of Seller or their respective affairs;

      (o) notice of any claim of ownership by a third party of the Seller Intellectual Property Assets or of infringement by Seller of any third party's Intellectual Property Assets;

      (p) issuance or sale by Seller of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

      (q) change in pricing or royalties set or charged by Seller to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property Assets to Seller;

      (r) any event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect on Seller or on the Purchased Assets; or

      (s) agreement by Seller or any officer or employee of either on behalf of such entity to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

    SECTION 3.20.  Accounts Receivable.

      (a) Seller has made available to Purchaser a list of all accounts receivable of Seller reflected on the Financial Statements ("Accounts Receivable") along with a range of days elapsed since invoice.

      (b) All Accounts Receivable of Seller arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable.

    SECTION 3.21.  Inventories.  The inventories shown on the Financial Statements or thereafter acquired by Seller consist of items of a quantity and quality usable or salable in the ordinary course of business. Since August 31, 2001, Seller has continued to replenish inventories in a normal and customary manner consistent with past practices. The Seller has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Seller, which is consistent with its past practice and in accordance with GAAP applied on a consistent basis. Since August 31, 2001, due provision has been made on the books of Seller in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories at their estimated useful scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage. As of August 31, 2001, the inventory of Seller in the distribution channel does not exceed an aggregate of $10,000.

    SECTION 3.22.  Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Seller which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of the Seller, any acquisition of property of Sell or the overall conduct of business by Seller as currently conducted or as proposed to be conducted by Seller. Seller has not entered into any agreement under which Seller is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

    SECTION 3.23.  Interested Party Transactions.  Except as set forth in Section 3.23 of the Seller Disclosure Letter, Seller is not indebted to any director, officer, employee or agent of the Seller (except for amounts currently due as normal salaries and in reimbursement of ordinary expenses actually and reasonably incurred on behalf of Seller), and no such person is indebted to Seller. Except as set forth in Section 3.23 of the Seller Disclosure Letter, none of the Seller's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Seller or have any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation which competes with Seller except that officers, directors and/or stockholders of Seller may own stock in (but not exceeding one percent of the outstanding capital stock of) any publicly traded companies that may compete with Seller. Except as set forth in Section 3.23 of the Seller Disclosure Letter, none of Seller's officers nor directors of any members of their immediate families are, directly or indirectly, interested in any material contract with Seller. Seller is not a guarantor or indemnitor or any indebtedness of any other person, firm or corporation.

    SECTION 3.24.  Fair Consideration; No Fraudulent Conveyance.  The sale of the Purchased Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration. Seller is not now insolvent and will not be rendered insolvent by the sale, transfer and assignment of the Purchased Asset pursuant to the terms of this Agreement. Seller is not entering into this Agreement or any of the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by this Agreement, and the other agreements referenced in this Agreement, will not have any such effect. The transactions contemplated in this Agreement or any agreements referenced in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Asset after the Closing.

    SECTION 3.25.  Provisions for Liabilities.  Seller has made reasonable provisions for the payment of all its material liabilities when due.

    SECTION 3.26.  Customers and Suppliers.  As of the date hereof, no customer which individually accounted for more than 10% of Seller's gross revenues during the 12-month period preceding the date hereof, and no supplier of Seller, has canceled or otherwise terminated, or made any written threat to Seller to cancel or otherwise terminated its relationship with Seller, or has at any time on or after August 31, 2001 decreased materially its services or supplies to Seller in the case of any such supplier, or its usage of the services or products of Seller in the case of such customer, and to Seller's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Seller or to decrease materially its services or supplies to Seller or its usage of the services or products of Seller, as the case may be. From and after the date hereof, no customer which individually accounted for more than 10% of Seller's gross revenues during the 12-month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to Seller to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions by this Agreement, its relationship with Seller, and to Seller's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Seller or to decrease materially its usage of the services or products of Seller. Seller has not knowingly breached, so as to provide a benefit to Seller that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Seller.

    SECTION 3.27.  No Commitments Regarding Future Products.  Except as set forth in Section 3.27 of the Seller Disclosure Letter, Seller has made no sales to customers that are contingent upon providing future enhancements of existing products, to add features not presently available on existing products or to otherwise enhance the performance of its existing products (other than beta or similar arrangements pursuant to which Seller's customers from time to time test or evaluate products). The products Seller has delivered to customers substantially comply with published specifications for such products and Seller has not received material complaints from customers about its products that remain unresolved. Section 3.27 of the Seller Disclosure Letter accurately sets forth a complete list of products in development (exclusive of mere enhancements to and additional features for existing products).

    SECTION 3.28.  Representations Complete.  None of the representations or warranties made by Seller or any Stockholder in this Agreement or in any attachment hereto, including the Seller Disclosure Letter, or certificate furnished by Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 3.29.  Complete Copies of Materials.  Seller has delivered or made available true and complete copies of each document which has been requested by Purchaser or its counsel in connection with their legal and accounting review of Seller.

    SECTION 3.30.  Shares Entirely for Own Account.  This Agreement is made with Seller in reliance upon Seller's representation to Purchaser, which by Seller's execution of this Agreement Seller hereby confirms, that any Purchaser Stock received by Seller hereunder will be acquired for investment for Seller's own account, not as a nominee or agent, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing such Purchaser Stock, except to the Stockholders in accordance with the terms of this Agreement and applicable federal and state securities laws.

    SECTION 3.31.  General Solicitation.  The offer and sale of the Purchaser Stock by Purchaser to Seller was not accompanied by the publication of any advertisement.

    SECTION 3.32.  Disclosure of Information.  Seller believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Purchaser Stock. Seller further represents that he has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of the shares of Purchaser Stock.

    SECTION 3.33.  Financial Sophistication.  By reason of the Seller's business or financial experience or together with Seller's professional advisor or advisors, Seller is capable of evaluating the merits and risks of his investment in the Purchaser Stock, has the ability to protect his own interests in this transaction and is financially capable of bearing the economic risk of their investment, including a total loss of this investment.

    SECTION 3.34.  Exemption from Registration Requirements.  Seller understands that the Purchaser Stock has not been, and until such time as the Registration Statement (as defined in Section 6.20 below) is declared effective, will not be, registered under the Securities Act, in reliance upon the exemption contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller's representations as expressed herein.

    SECTION 3.35.  Restricted Securities.  Seller understands that the shares of Purchaser Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such Purchaser Stock may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Seller represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

    SECTION 3.36.  Further Limitations on Disposition.  Without in any way limiting the representations set forth above, Seller further agrees not to make any disposition of all or any portion of the Purchaser Stock unless and until:

      (a) there is then in effect a "Registration Statement" under the Securities Act covering such proposed disposition, and such disposition is made in accordance with such Registration Statement; or

      (b) an exemption from registration under the Securities Act is available and, if reasonably requested by Purchaser, Seller shall have furnished Purchaser with an opinion of counsel, reasonably satisfactory to Purchaser, that such disposition will not require registration under the Securities Act.

    SECTION 3.37.  Legends.  Seller understands that certificates for the Purchaser Stock, and any securities issued in respect thereof or exchange therefor, may bear one or more restrictive legends including, but not limited to, the following legends:

      (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

      (b) Any legend required by the securities laws of any State.

    SECTION 3.38.  Accredited Investor.  StorageSoft is a corporation, not formed for the purpose of acquiring the Purchaser Stock, with total assets in excess of $5 million, and is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

    Each Stockholder hereby represents and warrants to Purchaser, as to himself, that, except as expressly set forth in the Seller Disclosure Letter, all of the following statements, representations and warranties are true and correct as of the Effective Date:

    SECTION 4.1.  Power, Authorization and Validity.  The Stockholder has all requisite legal power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and authorized by all necessary action, by or on behalf of such Stockholder. This Agreement and any other agreement to be entered into by such Stockholder has been duly executed and delivered by such Stockholder and this and any other agreement to be entered into under the terms of this Agreement constitutes a valid and binding obligation of the Stockholder enforceable against him in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and equitable remedies. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby.

    SECTION 4.2.  Title to Stock.  The Stockholder is the sole registered and beneficial owner of the shares of the StorageSoft Capital Stock reflected next to such Stockholder's name in the Seller Disclosure Letter and has good, valid and marketable title to such shares of StorageSoft Capital Stock free and clear of all Encumbrances. The Stockholder is not party to any voting trust, agreement or arrangement affecting the exercise of voting rights of shares of StorageSoft Capital Stock. There is no action, proceeding, claim or, to the Stockholder's knowledge, investigation against the Stockholder or the Stockholder's assets, properties or, as applicable, any of the Stockholder's respective officers or directors, pending or, to the Stockholder's knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the shares of StorageSoft Capital Stock held by such Stockholder.

    SECTION 4.3.  No Violation.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement do not and will not conflict with or result in a violation of, or conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, or constitute a default or result in the creation or imposition of any Encumbrance upon any of the Stockholder's shares of StorageSoft Capital Stock under, (a) any instrument, indenture, lease, mortgage or other agreement or contract to which the Stockholder is a party or to which such Stockholder or any of such Stockholder's assets or properties may be subject or (b) any federal, state, local or foreign judgment, writ, decree, order, ordinance, statute, rule or regulation applicable to the Stockholder or the Stockholder's assets or properties. No consent or approval is required to be obtained by the Stockholder from any third party or any Governmental Entity in order to effect the Purchase, this Agreement or any of the transactions contemplated hereby.

    SECTION 4.4.  Acknowledgment.  The Stockholder hereby acknowledges that the Stockholder has read this Agreement and the other documents applicable to such Stockholder to be delivered in connection with the consummation of the transactions applicable to such Stockholder contemplated hereby and has made an independent examination of the transactions contemplated hereby (including the tax consequences thereof). The Stockholder acknowledges that the Stockholder has had an opportunity to consult with and has relied solely upon the advice, if any, of the Stockholder's legal counsel, financial advisors, or accountants with respect to the transactions contemplated hereby to the extent the Stockholder has deemed necessary, and has not been advised or directed by Purchaser, Seller or their respective legal counsel or other advisors in respect of any such matters and has not relied on any such parties in connection with this Agreement and the transactions contemplated hereby.

    SECTION 4.5.  Shares Entirely for Own Account.  This Agreement is made with the Stockholder in reliance upon the Stockholder's representation to Purchaser, which by such Stockholder's execution of this Agreement such Stockholder hereby confirms, that any Purchaser Stock distributed by StorageSoft to the Stockholder will be acquired for investment for such Stockholder's own account, not as a nominee or agent, and that such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing such Purchaser Stock except in accordance with applicable federal and state securities laws.

    SECTION 4.6.  General Solicitation.  The offer and sale of the Purchaser Stock by Purchaser was not accompanied by the publication of any advertisement.

    SECTION 4.7.  Disclosure of Information.  The Stockholder believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Purchaser Stock. The Stockholder has received a copy of (i) Purchaser's Form 10-K Annual Report for the year ended September 30, 2001; (ii) Purchaser's Proxy Statement for such fiscal year; and (iii) this Asset Acquisition Agreement, including the Schedules and Exhibits thereto. The Stockholder acknowledges that he has had the opportunity to ask questions of and receive answers from Purchaser and its officers and to obtain such information concerning the business and prospects of Purchaser, the terms of this Asset Acquisition Agreement, and the offering of the Purchaser Stock as he deems necessary prior to making his investment decision in the Purchaser Stock.

    SECTION 4.8.  Financial Sophistication; Economic Risk.  By reason of the Stockholders' business or financial experience or together with the Stockholder's professional advisor or advisors, the Stockholder is capable of evaluating the merits and risks of his investment in the Purchaser Stock, has the ability to protect his own interests in this transaction and is financially capable of bearing the economic risk of their investment, including a total loss of this investment. The Stockholder is able to bear the economic risk, including a complete loss in value, of the investment in the Purchaser Stock.

    SECTION 4.9.  Title to Stock.  The Stockholder is the sole registered and beneficial owner of the shares of the StorageSoft Capital Stock reflected next to such Stockholder's name in the Seller Disclosure Letter and has good, valid and marketable title to such shares of StorageSoft Capital Stock free and clear of all Encumbrances. The Stockholder has never owned, or had any other right to acquire, shares of StorageSoft Capital Stock other than those listed opposite his name in the Seller Disclosure Letter and has never transferred any shares of StorageSoft Capital Stock. The Stockholder is not party to any voting trust, agreement or arrangement affecting the exercise of voting rights of shares of StorageSoft Capital Stock. There is no action, proceeding, claim or, to the Stockholder's knowledge, investigation against the Stockholder or the Stockholder's assets, properties or, as applicable, any of the Stockholder's respective officers or directors, pending or, to the Stockholder's knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any other manner impacting upon the shares of StorageSoft Capital Stock held by such Stockholder.

    SECTION 4.10.  Exemption from Registration Requirements.  The Stockholder understands that the Purchaser Stock has not been, and until such time as the Registration Statement is declared effective, will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption contained in Section 4(2) of the Securities Act and Regulation D promulgated thereunder from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Stockholder's representations as expressed herein.

    SECTION 4.11.  Restricted Securities.  The Stockholder understands that the shares of Purchaser Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such Purchaser Stock may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Stockholder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

    SECTION 4.12.  Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Stockholder further agrees not to make any disposition of all or any portion of the Purchaser Stock unless and until:

      (a) there is then in effect a "Registration Statement" under the Securities Act covering such proposed disposition, and such disposition is made in accordance with such Registration Statement; or

      (b) an exemption from registration under the Securities Act is available and, if reasonably requested by Purchaser, the Stockholder shall have furnished Purchaser with an opinion of counsel, reasonably satisfactory to Purchaser, that such disposition will not require registration under the Securities Act.

    SECTION 4.13.  Legends.  Stockholder understands that certificates for the Purchaser Stock, and any securities issued in respect thereof or exchange therefor, may bear one or more restrictive legends including, but not limited to, the following legends:

      (a) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT."

      (b) Any legend required by the securities laws of any State.

    SECTION 4.14.  Accredited Investor.  Each of Steve Anderson and Doug Anderson represents that he is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller that, except as set forth in the Purchaser's Disclosure Letter, all of the following statements, representations and warranties are true, accurate and correct:

    SECTION 5.1.  Organization and Good Standing of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes qualification necessary, except for such failures to be so qualified and in good standing would not prevent or materially delay the consummation of the transactions contemplated in this Agreement or the Ancillary Agreements, or otherwise prevent or materially delay Purchaser from performing its obligations under this Agreement or the Ancillary Agreements. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.

    SECTION 5.2.  Authorization and Validity.  The execution and delivery of this Agreement and the Ancillary Agreements and the performance of all obligations of Purchaser hereunder and thereunder, has been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other act or proceeding on the part of or on behalf of Purchaser by or on behalf of its shareholders is necessary to approve the execution and delivery of this Agreement, the Ancillary Agreements and such other agreements and instruments, the performance by Purchaser of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the other Ancillary Agreements will be, duly executed and delivered by Purchaser. This Agreement constitutes, and, upon Purchaser's execution of each of the other Ancillary Agreements, each of the other Ancillary Agreements will constitute, assuming the due authorization, execution and delivery by Seller, a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application, now or hereafter in effect, affecting enforcement of creditors' rights generally; and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    SECTION 5.3.  No Conflict.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not (a) result in a violation or default in any material respect of any provision of Purchaser's charter documents or any judgment, order, writ or decree applicable to Purchaser, or (b) constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract of Purchaser.

    SECTION 5.4.  Consents.  No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of Purchaser is required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for where the failure to obtain such consents, approvals, orders or authorizations or to make such registrations, qualifications, designations, declarations or filings would not prevent or materially delay consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

    SECTION 5.5.  Litigation.  There is no claim, action, suit, arbitration, mediation, investigation or other proceeding of any nature pending or, to Purchaser's knowledge, threatened, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that could adversely affect, contest or challenge Purchaser's authority, right or ability to purchase or receive any of the Purchased Assets from Seller hereunder or otherwise perform Purchaser's obligations under this Agreement or any of the Ancillary Agreements.

    SECTION 5.6.  Brokers.  Neither Purchaser nor any of its affiliates has employed any broker, finder or agent, incurred or agreed to pay any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto.

    SECTION 5.7.  Sufficient Assets.  Purchaser has sufficient funds available to it to deliver the Purchase Price and to pay and perform all other obligations undertaken by Purchaser hereunder, and to consummate the transactions contemplated hereby.

    SECTION 5.8.  SEC Reports.

      (a) Since September 30, 1999, Purchaser has timely filed all reports, registration statements, proxy statements or information statements and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Purchaser Reports"). Purchaser has not taken any actions or omitted to take any actions which would disqualify Purchaser from registering its securities using Form S-3 under the Securities Act. Purchaser has heretofore made available to Seller and the Stockholders true copies of all the Purchaser Reports, together with all exhibits thereto.

      (b) All of the financial statements included in the Purchaser Reports fairly present the consolidated financial position of Purchaser and its subsidiaries as of the dates mentioned therein and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring audit adjustments). As of their respective dates, the Purchaser Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    SECTION 5.9.  Purchaser Stock Validly Issued.  The shares of Purchaser Stock that are to be issued by Purchaser hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer, other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

ARTICLE VI

COVENANTS

    SECTION 6.1.  Conduct of Business Prior to the Closing.  Seller agrees that, from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will carry on its business in the ordinary course and consistent with Seller's past practice except for such actions of Seller as may be contemplated by this Agreement or agreed to by Purchaser. Without limiting the foregoing, during the period described in the preceding sentence, except in the ordinary course and consistent with Seller's past practice or as agreed to by Purchaser, Seller agrees not to take any of the actions described in Section 3.19 hereof.

    SECTION 6.2.  Consent of Third Parties.  Seller shall use its commercially reasonable efforts to obtain the Consents listed in Section 3.5 of the Seller Disclosure Letter.

    SECTION 6.3.  Access to Information.  From the Effective Date until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will afford to the representatives of Purchaser, including its counsel and auditors, during normal business hours, access to any and all of the Purchased Assets such that Purchaser may have a reasonable opportunity to make a full investigation of the Purchased Assets in advance of the Closing Date as it shall reasonably desire, and the Seller will confer with representatives of Purchaser and will furnish to Purchaser, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as Purchaser may reasonably request, and Seller will furnish to Purchaser's auditors all consents and authority that they may reasonably request in connection with any such examination.

    SECTION 6.4.  Further Actions.  Each of the parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be required to carry out the provisions of this Agreement, the Escrow Agreement and the Ancillary Agreements, to cause the conditions to Closing set forth in Article IX and Article X to be fulfilled as promptly as possible, and to give effect to the transactions contemplated by this Agreement and the Ancillary Agreements.

    SECTION 6.5.  Permits.  Seller will use its commercially reasonable efforts to assist Purchaser in obtaining any licenses, permits or authorizations required for carrying on Seller's business but which are not transferable.

    SECTION 6.6.  Public Announcements.  On and prior to the Closing Date, Purchaser and Seller shall advise and confer with each other prior to the issuance of any reports, statements or releases concerning this Agreement (including the exhibits hereto) and the transactions contemplated hereby. Neither Purchaser nor Seller will make any public disclosure prior to the Closing or with respect to such matters unless both parties agree on the text and timing of such public disclosure, except as may be required by law, court process, securities exchange listing agreement or the rules of the National Association of Securities Dealers. Following the execution of this Agreement, the parties shall issue a joint press release approved by both parties announcing the transactions contemplated hereby.

    SECTION 6.7.  Books and Records.  If, in order to properly prepare documents required to be filed with governmental authorities (including Tax authorities) or its financial statements, it is necessary that any party hereto or any successors be furnished with additional information relating to the Purchased Assets, and such information is in the possession of any other party hereto, such party agrees to use its good faith efforts to promptly furnish such information to the party needing such information, at the cost and expense of the party being furnished such information. From and after the Effective Date and continuing after the Closing, each party shall cooperate with the other party and provide at the expense of the requesting party, all information that may be required to enable such party to comply with all applicable laws, rules and regulations, and any governmental filing requirements, with respect to reporting and reflecting the transactions contemplated by this Agreement and the Ancillary Agreements.

    SECTION 6.8.  Certain Notifications.  At all times prior to the Closing, Seller and Purchaser shall promptly notify the other party in writing of the occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure to satisfy any of the conditions specified in Article IX or Article X of this Agreement.

    SECTION 6.9.  Commercially Reasonable Efforts.  Each party hereto shall use its commercially reasonable efforts (i) to cause to be fulfilled and satisfied all of the conditions to the Closing set forth in Article IX and Article X below, (ii) to cause to be performed all of the matters required of it at the Closing and (iii) to cause the Seller Contracts to be assigned to Purchaser.

    SECTION 6.10.  Regulatory and Other Authorizations; Consents.  Each party hereto will use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

    SECTION 6.11.  No Other Bids.  Until the earlier to occur of (a) the Closing or (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize any of its officers, directors, employees or other representatives to, directly or indirectly, (i) initiate, solicit or encourage (including by way of furnishing information regarding Seller's business or the Purchased Assets) any inquiries, or make any statements to third parties which may reasonably be expected to lead to any proposal concerning the sale of Seller or the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise), or (ii) negotiate, engage in any substantive discussions, or enter into any agreement, with any Person concerning the sale of Seller or the Purchased Assets (whether by way of merger, purchase of capital shares, purchase of assets or otherwise).

    SECTION 6.12.  Tax Returns.  Seller shall, to the extent that failure to do so could adversely affect its business or the Purchased Assets following Closing, (a) continue to file in a timely manner all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete and shall be subject to the review and consent of Purchaser which consent shall not be unreasonably withheld, and (b) be responsible for and pay when due any and all Taxes (other than Transaction Taxes pursuant to Section 8.1).

    SECTION 6.13.  Post-Closing Access to Information.  If, after the Closing Date, in order properly to operate the business or prepare documents or reports required to be filed with governmental authorities or Purchaser's financial statements, it is necessary that Purchaser obtain additional information within the possession of Seller or any of the Stockholders relating to the Purchased Assets or Seller's business, Seller and the Stockholders will furnish such information to Purchaser. Such information shall include, without limitation, all agreements between Seller and any Person relating to the Seller's business.

    SECTION 6.14.  Post-Closing Cooperation.  Seller agrees that, if reasonably requested by Purchaser, it will cooperate with Purchaser, at Purchaser's expense, in enforcing the terms of any agreements between Seller and any third party involving the business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Purchaser is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, Seller agrees to reasonably cooperate with Purchaser by assigning to Purchaser such rights as may be required by Purchaser to enforce its intellectual property rights in its own name. If such assignment still does not permit Purchaser to enforce its intellectual property rights against the third party, Seller agrees to initiate proceedings against such third party in Seller's name, provided that Purchaser shall be entitled to participate in such proceedings and provided further that Purchaser shall be responsible for the expenses of such proceedings.

    SECTION 6.15.  No Post-Closing Retention of Copies.  Immediately after the Closing, Seller and each of the Stockholders shall deliver to Purchaser copies of Purchased Assets in its or his possession that are in addition to copies delivered to Purchaser as part of the Closing, whether such copies are in paper or electronic form.

    SECTION 6.16.  Post-Closing Actions.  Subsequent to the Closing Date, Seller shall, from time to time, execute and deliver, upon the request of Purchaser, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in Purchaser, of Seller's right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances, in accordance with the terms of this Agreement. Subsequent to the Closing Date, Seller shall promptly dividend the Purchaser Stock to the Stockholders.

    SECTION 6.17.  Non-Competition Agreement.

      (a) In consideration of the Purchaser entering into this Agreement,

         (i) Seller undertakes that for three (3) years after the Closing Date it will not participate, assist or otherwise be directly or indirectly involved or concerned, financially or otherwise, as a member, shareholder (provided that this restriction shall not apply to ownership of one (1) percent or less of the equity securities of any company whose securities are publicly traded), unitholder, director, consultant, adviser, contractor, principal, agent, manager, beneficiary, partner, associate, trustee, financier or otherwise in (A) any business or activity which is the same as or substantially similar to its business or the business of Seller, each as currently conducted (a "Restricted Business") including, without limitation, the development, marketing or licensing of personal computer software of any of the following types: (i) hard drive/disk utilities, (ii) hardware diagnostics, (iii) hard drive/disk diagnostics; (iii) hard drive/disk imaging, cloning or replication, (iv) application deployment, (v) protected area storage, back-up, diagnostics or restoration/reconstruction, (vi) BIOS Extensions for hard drive support, (vii) multicasting data to clients across a network and (viii) remote boot capabilities in any country in the world, (B) any activity which designs, manufactures, distributes, services or markets a product conflicting with the Restricted Business, or (C) any other activity competitive with the Restricted Business, as long as Purchaser or any of its affiliates or their successors shall carry on the Restricted Business during the three year non-competition period; and

        (ii) Seller undertakes that for two (2) years after the Closing Date it will not:

          (1) solicit, canvass, induce or encourage directly or indirectly any employee of Purchaser to leave the employment of Purchaser;

          (2) solicit, canvass, approach or accept any offer from any person or entity who was at any time during the 24 months immediately preceding the Closing Date a customer or supplier of Seller with a view to establishing a relationship with or obtaining the patronage of that person or entity in a Restricted Business; or

          (3) interfere or seek to interfere, directly or indirectly, with any relationship between Purchaser and any client, customer, employee or supplier of the Seller.

      (b) If any of the separate and independent covenants and restraints referred to in clause (a) of this Section 6.17 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any other separate and independent covenants and restraints.

      (c) If any prohibition or restriction contained in clause (a) of this Section 6.17 is judged to go beyond what is reasonable in the circumstances, but would be judged reasonable if that activity was deleted or that period or area was reduced, then the prohibitions or restrictions apply with that activity deleted or period or area reduced by the minimum amount necessary.

      (d) Seller acknowledges that:

         (i) the prohibitions and restrictions contained in clause (a) of this Section 6.17 are reasonable and necessary; and

        (ii) Seller has received valuable consideration for agreeing to the covenants in clause (a) of this Section 6.17.

      (e) Seller and Purchaser acknowledge and agree that it will be difficult to compute the amount of damage or loss to Purchaser if Seller violated any of their agreements under this Section 6.17, that Purchaser will be without an adequate legal remedy if Seller violated the provisions of this Section 6.17, and that any such violation may cause substantial irreparable injury and damage to Purchaser not fully compensable by monetary damages. Therefore, Seller and Purchaser agree that in the event of any violation by Seller of this Section 6.17, Purchaser shall be entitled (i) to recover from Seller monetary damages, (ii) to obtain specific performance, injunctive or other equitable relief, of either a preliminary or permanent type, and (iii) to seek any other available rights or remedies at law or in equity which may be exercised concurrently with the rights granted hereunder.

    SECTION 6.18.  Maintenance of Insurance.  Seller shall continue to maintain in full force and effect until the Closing Date all policies of insurance in effect with respect to the Purchased Assets or duly renew the same upon similar terms and conditions.

    SECTION 6.19.  Bulk Sales.  Seller and Purchaser expressly waive compliance with any and all applicable bulk sales laws in connection with the transactions contemplated in this Agreement and the Ancillary Agreements.

    SECTION 6.20.  Registration of Non-Escrow Shares.

      (a) Registrable Shares; Holder. For purposes of this Agreement, "Registrable Shares" shall mean the Shares of Purchaser Stock issued to StorageSoft pursuant to Section 2.3 and "Holder" shall mean, upon StorageSoft's dividend of the Purchaser Stock, without additional consideration, to the Stockholders (and to no other Person) under the terms hereof, the Stockholders.

      (b) Required Registration. Purchaser shall prepare and file with the U.S. Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (or such successor or other appropriate form that Purchaser is eligible to use) under the Securities Act with respect to the Registrable Shares (the "Registration Statement") by the date that is ten (10) business days after the Closing Date and shall effect all such registrations, qualifications and compliances in connection therewith as any selling Holder may reasonably request and that would permit or facilitate the public sale of such Holder's Registrable Shares (provided, however, that Purchaser shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction), in each case so that such Registration Statement and all other such registrations, qualifications and compliances may become effective as soon as possible thereafter, but in any event no later than 30 days after the filing thereof, or as soon as practicable thereafter in the event such Registration Statement becomes subject to review by the staff of the Commission.

      (c) Effectiveness; Trading Window; Suspension Right.

         (i) Purchaser will use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement and other applicable registrations, qualifications and compliances for one (1) year from the Closing Date (the "Registration Effective Period"), and from time to time will amend or supplement the Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

        (ii) Following the date on which the Registration Statement is first declared effective and subject to the restrictions set forth in Section 6.22 below, the Holders will be permitted (subject in all cases to Section 6.21 below) to offer and sell Registrable Shares under the Registration Statement during the Registration Effective Period in the manner described in the Registration Statement; provided that the Registration Statement remains effective and has not been suspended; provided, however, that such offers and sales may only occur during the period that begins at the close of business on the second full trading day following the date of public disclosure of the Purchaser's financial results for a particular fiscal quarter or year and ending on the close of business on the later of (i) 30 days after such date, and (ii) the 15th day of the third month of the next fiscal quarter.

        (iii) Notwithstanding any other provision of this Section 6.20, Purchaser shall have the right pursuant to its insider trading policy, at any time to require that all Holders suspend further open market offers and sales of Registrable Shares whenever, and for such period of time as there is material undisclosed information or events with respect to Purchaser the disclosure of which would be seriously detrimental to the Purchaser; provided, however, that Purchaser shall also suspend further open market offers and sales of its shares by those persons or entities then subject to Purchaser's insider trading policy. Purchaser will promptly give the Holders notice of any such suspension.

      (d) Expenses. Purchaser shall bear all costs and expenses for purposes of this Section 6.20, including, without limitation, printing expenses (including a reasonable number of prospectuses for circulation by the selling Holders), reasonable legal fees and disbursements of counsel for Purchaser and one counsel for the selling Holders (up to $5,000), "blue sky" expenses, accounting fees and filing fees, but shall not include underwriting commissions or similar charges, legal fees and disbursements of other counsel for the selling Holders.

      (e) Indemnification.

         (i) To the extent permitted by law, Purchaser will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, its officers, directors, stockholders or partners and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (C) any violation or alleged violation by Purchaser of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Purchaser will pay to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.20(e)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Purchaser; nor shall Purchaser be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon (a) a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in the Registration Statement by any such Holder, or (b) a Violation that would not have occurred if such Holder had delivered to the purchaser the version of the Prospectus most recently provided by Purchaser to the Holder as of the date of such sale.

        (ii) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless Purchaser, each of its directors, each of its officers who has signed the Registration Statement, each person, if any, who controls Purchaser within the meaning of the Securities Act, any underwriter, any other Holder selling securities pursuant to the Registration Statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation (which includes without limitation the failure of the Holder to comply with the prospectus delivery requirements under the Securities Act, and the failure of the Holder to deliver the most current prospectus provided by Purchaser prior to such sale), in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in the Registration Statement or such Violation is caused by the Holder's failure to deliver to the purchaser of the Holder's Registrable Shares a prospectus (or amendment or supplement thereto) that had been made available to the Holder by Purchaser; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 6.20(e)(ii) in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 6.20(e)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld. The aggregate indemnification and contribution liability of each Holder under this Section 6.20(e)(ii) shall not exceed the net proceeds received by such Holder in connection with sale of shares pursuant to the Registration Statement.

        (iii) Each person entitled to indemnification under this Section 6.20(e) (the "Section 6.20 Indemnified Party") shall give notice to the party required to provide indemnification (the "Section 6.20 Indemnifying Party") promptly after such Section 6.20 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought and shall permit the Section 6.20 Indemnifying Party to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Section 6.20 Indemnifying Party who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Section 6.20 Indemnified Party (whose approval shall not unreasonably be withheld), and the Section 6.20 Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Section 6.20 Indemnified Party to give notice as provided herein shall not relieve the Section 6.20 Indemnifying Party of its obligations under this Section 6.20 unless the Section 6.20 Indemnifying Party is materially prejudiced thereby. No Section 6.20 Indemnifying Party, in the defense of any such claim or litigation, shall (except with the consent of each Section 6.20 Indemnified Party) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Section 6.20 Indemnified Party of a release from all liability in respect to such claim or litigation. Each Section 6.20 Indemnified Party shall furnish such information regarding itself or the claim in question as an Section 6.20 Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

        (iv) To the extent that the indemnification provided for in this Section 6.20(e) is held by a court of competent jurisdiction to be unavailable to an Section 6.20 Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Section 6.20 Indemnifying Party, in lieu of indemnifying such Section 6.20 Indemnified Party hereunder, shall contribute to the amount paid or payable by such Section 6.20 Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Section 6.20 Indemnifying Party on the one hand and of the Section 6.20 Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Section 6.20 Indemnifying Party and of the Section 6.20 Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Section 6.20 Indemnifying Party or by the Section 6.20 Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

      (f)  Current Public Information. Until the earlier of the first anniversary of the Closing Date or the date all shares of Purchaser Stock subject to this Section 6.20 have been sold, Purchaser will timely file all reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the Commission thereunder, all to the extent required to enable such Holders to sell their shares pursuant to Rule 144 and the Registration Statement.

    SECTION 6.21.  Procedures for Sale of Shares Under Registration Statement.

      (a) Delivery of Prospectus. For any offer or sale of any of the Registrable Shares by a Holder in a transaction that is not exempt under the Securities Act, the Holder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Purchaser covering the Registrable Shares in the form furnished to the Holder by Purchaser to the purchaser of any of the Registrable Shares on or before the settlement date for the purchase of such Registrable Shares.

      (b) Copies of Prospectuses. Purchaser shall, upon the effectiveness of the Registration Statement and within two (2) trading days following any request, furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus shall not as of the date of delivery to the Holder include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made.

ARTICLE VII
EMPLOYEE MATTERS

    SECTION 7.1.  Offers to Employees.  Purchaser will make offers of employment to all of Seller's employees other than those named on a list that has been delivered by Seller and agreed to by Purchaser. The employees to whom offers shall be made will be determined by Purchaser in its sole discretion. The offers shall be at wage and benefit rates substantially the same as each employee's most recent wages and benefits with Seller, and for employment commencing on the first business day after the Closing Date. Seller agrees that, from the Effective Date and continuing until the earlier of the Closing Date or the termination of this Agreement according to its terms, Seller will provide Purchaser with reasonable access to and the opportunity to meet and interview each Employee.

    SECTION 7.2.  Employee Obligations of Seller.

      (a) Seller and any subsidiaries thereof shall be liable for and shall hold Purchaser and its affiliates harmless from, any and all liabilities with respect to: (i) the employment by Seller or termination of employment by Seller of any past, current or future employee or consultant of Seller or any of its affiliates (collectively, "Seller Employees"); provided, that, subject to the accuracy of Seller's representations and warranties herein, Purchaser, not Seller, shall be liable for claims against Seller by a current employee of Seller for wrongful termination of employment as a direct result of the termination of employment by Seller of such employee solely because of the consummation of the transactions contemplated hereby; (ii) any claims of discrimination under state or federal law arising from a Seller Employee's employment or service with or termination by Seller; (iii) any withholding or employment and or wage Taxes with respect to any Seller Employees which accrue or become payable during the period of such Seller Employee's employment or service with Seller or any affiliate of Seller or arise out of the termination of such person's employment with Seller or any affiliate of Seller; (iv) any other claims or obligations arising out of the terms and conditions of employment by Seller or any of its affiliates of any Seller Employee, whether for salary, wages, bonuses, profit sharing, commissions, severance, vacation pay, sick pay or otherwise; or (v) any duties or obligations of Seller or administrators under any existing or future Seller Employee Plan. Seller shall be responsible for filing all employment Tax returns with respect to Seller Employees attributable to periods of employment or service with Seller or any affiliate of Seller.

      (b) Seller shall pay to all Seller Employees any liability for accrued vacation, sick leave or similar accrued benefits with respect to such Employees attributable to periods of employment or service with Seller, consistent with Seller's policies and applicable law, shall make such payment within the statutory time period therefore, and shall provide evidence to Purchaser of such payment no later than two (2) business days prior to the Closing Date; provided, however, that Purchaser shall on the Closing Date, reimburse Seller with respect to Seller's actual payments of (i) bonuses with respect to Seller's fiscal quarter ended December 31, 2001 up to a maximum amount of $25,000, (ii) with respect to Seller's payment of its insurance premiums or termination payments in connection with the termination of health insurance plans up to a maximum of $30,000, (iii) with respect to Seller's required payment of accrued vacation or other paid time off to Seller Employees (other than Steve Anderson, Doug Anderson and Ramin Rasavi, for which Purchaser shall not be responsible) up to a maximum of $50,000 and (iv) severance obligations for Employees not offered employment by Purchaser up to a maximum amount of $100,000. Purchaser shall also reimburse Seller in the amount of $355,000 with respect to Seller's payments to Steve Ulman, D.J. Molny and Gary Blawat in full settlement of Seller's outstanding stock option obligations.

      (c) Seller agrees to comply with the provisions of any statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by Seller with respect to the cessation of any operations of its business or the termination, re-assignment, re-location or change in position of any Employee in connection with the transactions contemplated hereby.

      (d) Employee Obligations of Purchaser. Seller shall cause all Seller Employee Plans to terminate immediately prior to the Closing. Purchaser shall be responsible for providing continuation coverage to Seller Employees terminated in connection with the instant transaction as well as their beneficiaries and to individuals who were beneficiaries under the Regulations under IRC Section 4980 B ("COBRA") and immediately prior to the Closing.

ARTICLE VIII

TAX MATTERS

    SECTION 8.1.  Transaction Taxes.  Purchaser shall be responsible for, and shall defend, indemnify and hold harmless Seller from and against any and all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with, the transactions contemplated by this Agreement or the Ancillary Agreements (collectively, "Transaction Taxes"). To the extent Seller is required to remit such Taxes to the applicable taxing authority, Purchaser shall pay such Taxes to Seller within ten (10) business days of Seller's request therefor, provided that such request shall not be made more than ten (10) business days prior to the due date thereof and that such request shall be accompanied by proper itemization and documentation of such Taxes. Seller and Purchaser shall use all commercially reasonable efforts to cooperate in order to minimize the Transaction Taxes and any Taxes to be paid or withheld in connection with the transactions contemplated by this Agreement or the Ancillary Agreements. The liability for Transaction Taxes shall not be reflected on the Seller Balance Sheet, the Purchaser Balance Sheet or the Effective Balance Sheet.

    SECTION 8.2.  Other Taxes.  Notwithstanding anything herein to the contrary, except as set forth in Section 8.1, Seller is and shall remain solely responsible for all Taxes incurred by Seller (including, but not limited to, Taxes for which Purchaser may become liable by reason of acquiring the Purchased Assets) in periods or portions on or prior to the Closing Date ("Pre-Closing Period"). Purchaser shall be solely responsible for all Taxes incurred by Purchaser (including, but not limited to, Taxes for which Seller may become liable by reason of having owned the Purchased Assets) in periods or portions thereof beginning after the Closing Date ("Post-Closing Period"). Seller and Purchaser shall cooperate concerning all Tax matters relating to this division of responsibility, including, but not limited to, the filing of Tax returns and other governmental filings associated therewith.

    SECTION 8.3.  Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

      (a) in the case of Taxes that are either (x) based upon or related to income or receipts, sales, payroll or similar operating results or (y) imposed in connection with any sale or other transfer or assignment of property (other than the Transaction Taxes), deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

      (b) in the case of Taxes imposed on a periodic basis with respect to the Purchased Assets, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

ARTICLE IX
CONDITIONS TO PURCHASER'S OBLIGATIONS

    The obligations of Purchaser under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived by Purchaser in writing, except as otherwise provided by law:

    SECTION 9.1.  Representations and Warranties True; Performance; Certificate.

      (a) The representations and warranties of Seller and each Stockholder contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

      (b) Seller and each Stockholder shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

      (c) The conditions set forth in this Article IX have been fulfilled or satisfied, unless otherwise waived in writing by Purchaser; and

      (d) Purchaser shall have received a certificate (the "Secretary's Certificate of Seller"), dated as of the Closing Date, signed and verified by an officer of Seller on behalf of Seller certifying to the matters set forth in Sections 9.1(a), 9.1(b) and 9.1(c) above.

    SECTION 9.2.  Consents.  All Consents shall have been obtained; provided that obtaining the consent of Caldera under its DOS license agreement with StorageSoft shall not be a condition to the Closing.

    SECTION 9.3.  No Proceedings or Litigation.

      (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

      (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent transactions contemplated by this Agreement, including, without limitation, the sale of the Purchased Assets or asserting that the sale of the Purchased Assets would be illegal or create liability for damages or which may have a Material Adverse Effect on Seller's business or the Purchased Assets.

    SECTION 9.4.  Documents.  This Agreement, the exhibits and schedules attached hereto, the Ancillary Agreements, and any other instruments of conveyance and transfer and all other documents to be delivered by Seller and each Stockholder at the Closing and all actions of Seller and each Stockholder required by this Agreement and the Ancillary Agreements, or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel and shall be in full force and effect.

    SECTION 9.5.  Governmental Filings.  The parties shall have made any required filing with governmental entities in connection with this Agreement and the exhibit agreements, and any approvals related thereto shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a Governmental Entity is pending in which a decision is expected, Purchaser shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Purchaser's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

    SECTION 9.6.  No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or condition having a Material Adverse Effect on the financial condition or results of operations of Seller.

    SECTION 9.7.  Termination of Benefit Plans.  Seller shall have provided Purchaser with evidence, reasonably satisfactory to Purchaser, as to the termination of all benefit plans and payments owing by Seller relating to all Employees. Seller shall have obtained acknowledgements, in form reasonably acceptable to Purchaser, of the termination of all of Seller's outstanding stock options, including without limitation those held by Steve Ulman, D.J. Molny and Gary Blawat.

    SECTION 9.8.  Legal Opinions.  Purchaser shall have received legal opinions from each of Strategic Law Partners, LLP and Jacobs Chase Frick Kleinkopf & Kelly LLC, each legal counsel to Seller, dated the Closing Date, in a form satisfactory to Purchaser, addressing the matters described in Exhibit E hereto.

    SECTION 9.9.  Board and Shareholder Approval.  The approval of this Agreement and the transactions it contemplates by the Boards of Directors of Seller and the Stockholders has not been rescinded and remains in full force and effect.

    SECTION 9.10.  Escrow Agreement.  Purchaser and Seller shall have entered into an Escrow Agreement in substantially the form attached hereto as Exhibit B, and such agreement shall remain in full force and effect.

    SECTION 9.11.  Employment Agreements.  Purchaser shall have entered into employment agreements, in the form attached hereto as Exhibit C-1, with each of Steve Anderson and Ramin Razavi, which agreements shall remain in full force and effect.

    SECTION 9.12.  Acceptance of Employment.  80% of Seller's Product Development and Technical Services Employees to whom Purchaser has made offers of employment shall have accepted offers of employment from Purchaser. Seller shall have obtained releases of claims, in form reasonably satisfactory to Purchaser, from the Employees of Seller who do not receive offers of employment from Purchaser or who are terminated prior to the Closing Date.

    SECTION 9.13.  Non-Competition Agreements.  Purchaser shall have entered into non-competition agreements, in the form attached here to as Exhibit C-2, with Purchaser and each of Steve Anderson, Doug Anderson and Ramin Razavi, which agreements shall remain in full force and effect.

    SECTION 9.14.  Tax Certificate.  Seller shall have delivered to Purchaser affidavits or certificates necessary to exempt the transactions contemplated hereby from application of Section 1445 of the Code, in form reasonably satisfactory to Purchaser.

    SECTION 9.15.  Gateway.  Purchaser and Gateway, Inc. shall have entered into a Patent License agreement, on terms reasonably satisfactory to Purchaser, with respect to U.S. Patent Number 5,966,732 entitled: "Method and apparatus for adding to the reserve area of a disk drive."

    SECTION 9.16.  Line of Credit.  Seller shall have repaid any outstanding balances on its line of credit, caused the related lien against the Purchased Assets to have been removed, and provided evidence of the same to Purchaser no later than two business days prior to the Closing.

ARTICLE X
CONDITIONS TO SELLER'S OBLIGATIONS

    The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in writing by Seller, except as otherwise provided by law:

    SECTION 10.1.  Representations and Warranties True; Performance.

      (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date;

      (b) Purchaser shall have performed and complied with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

      (c) The conditions set forth in this Article X have been fulfilled or satisfied, unless otherwise waived by Seller.

      (d) Seller shall have received a certificate (the "Secretary's Certificate of Purchaser"), dated as of the Closing Date, signed and verified by an officer of Purchaser on behalf of Purchaser certifying to the matters set forth in Sections 10.1(a), 10.1(b) and 10.1(c) above.

    SECTION 10.2.  No Proceeding or Litigation.

      (a) No preliminary or permanent injunction or other order shall have been issued by any Governmental Entity, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any Governmental Entity which prevents the consummation of the transactions contemplated by this Agreement.

      (b) No suit, action, claim, proceeding or investigation before any Governmental Entity shall have been commenced and be pending against any of the parties, or any of their respective Affiliates, associates, officers or directors, seeking to prevent the sale of the Purchased Assets or asserting that the sale of the Assets would be illegal or create liability for damages.

    SECTION 10.3.  Documents.  This Agreement, any other instruments of conveyance and transfer and all other documents to be delivered by Purchaser to Seller at the Closing and all actions of Purchaser required by this Agreement and the Ancillary Agreements or incidental thereto, and all related matters, shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

    SECTION 10.4.  Governmental Filings.  The parties shall have made any filing required with Governmental Entities, and any approvals shall have been obtained or any applicable waiting periods shall have expired. If a proceeding or review process by a governmental entity is pending in which a decision is expected, Seller shall not be required to consummate the transactions contemplated by this Agreement until such decision is reached or rendered, notwithstanding Seller's legal ability to consummate the transactions contemplated by this Agreement prior to such decision being reached or rendered.

ARTICLE XI
ESCROW AND INDEMNIFICATION

    SECTION 11.1.  Survival of Representations and Warranties.  All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until the one-year anniversary of the Closing Date (the "Escrow Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Escrow Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Closing Date shall continue indefinitely. As used in this Article XI, the term "Purchaser Indemnitees" means and includes Purchaser and any present or future officer, director, employee, affiliate, stockholder or agent of Purchaser and its successors and assigns. As used in this Article XI, the term "Seller Indemnities" means and includes Seller and any present or future officer, director, employee, affiliate, stockholder or agent of Seller and its successors and assigns and the Stockholders.

    SECTION 11.2.  Indemnification.

      (a) Indemnification by Seller. After the Closing, Seller and Stockholders agree, subject to the other terms, conditions and limitations of this Agreement, to indemnify the Purchaser Indemnitees against, and to hold the Purchaser Indemnitees harmless from, all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "Damages") arising out of, resulting from, caused by or attributable to:

         (i) the failure of any representation or warranty of Seller or Stockholder, as applicable, contained in this Agreement (including any Schedule or Exhibit hereto), to be true and correct as of the Effective Date or the failure of any representation or warranty contained in the Ancillary Agreements or the Secretary's Certificate of Seller to be delivered pursuant to Section 9.1(d) hereof, to be true and correct as of the Closing Date;

        (ii) the breach or violation by Seller or Stockholder of any covenant or agreement of Seller or Stockholder, as applicable, contained in this Agreement (including any Schedule or Exhibit hereto) or the Ancillary Agreements (other than the Employment Agreements);

        (iii) except for the Assumed Liabilities, the operation or use of the Purchased Assets or the operation of the business transferred hereby at any time or times on or prior to the Closing Date;

        (iv) any liabilities and costs associated with the failure by Seller to comply with any applicable bulk sales laws, including, but not limited to Taxes associated therewith; or

        (v) any liability for Taxes arising from or relating to the Purchased Assets and related business for the Pre-Closing Period (except for the Transaction Taxes pursuant to Section 8.1 hereof).

      (b) Indemnification by Purchaser. After the Closing, Purchaser agrees, subject to the other terms, conditions and limitations of this Agreement, to indemnify the Seller Indemnitees against, and to hold the Seller Indemnitees harmless from, all Damages arising out of, resulting from, caused by or attributable to:

         (i) the failure of any representation or warranty of Purchaser contained in this Agreement (including any Schedule or Exhibit hereto), to be true and correct as of the Effective Date or the failure of any representation or warranty contained in the Ancillary Agreements or the Secretary's Certificate of Purchaser to be delivered pursuant to Section 10.1(d) hereof, to be true and correct as of the Closing Date;

        (ii) the breach or violation by Purchaser of any covenant or agreement of Purchaser contained in this Agreement (including any Schedule or Exhibit hereto) or the Ancillary Agreements;

        (iii) the Assumed Liabilities or claims made for obligations arising after the Closing Date that have been assumed by Purchaser hereunder;

        (iv) the operation or use of the Purchased Assets or the operation of the business transferred hereby at any time or times by Purchaser after the Closing Date; or

        (v) any liability for Taxes arising from or relating to the Purchased Assets and related business for the Post-Closing Period (including the Transaction Taxes pursuant to Section 8.1 hereof).

    SECTION 11.3.  Third Party Claims.

      (a) As used herein, an "Indemnified Party" means a Purchaser Indemnitee seeking indemnification pursuant to Section 11.2(a) hereof or a Seller Indemnitee seeking indemnification pursuant to Section 11.2(b) hereof. The Indemnified Party agrees to give the other party ("Indemnitor") prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article XI (including in any case copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). No delay on the part of an Indemnified Party in giving the Indemnitor notice of a Third Party Claim shall relieve the Indemnitor from any obligation hereunder unless the Indemnitor is prejudiced thereby.

      (b) Within twenty days of delivery of such written notice, the Indemnitor may, at the expense of the Indemnitor, elect to take all necessary steps properly to contest any Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to the Indemnitor. If the Indemnitor makes the foregoing election, an Indemnified Party will have the right to participate at its own expense in all proceedings. If the Indemnitor does not make such election, an Indemnified Party shall be free to handle the prosecution or defense of any such Third Party Claim, will take all necessary steps to contest the Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to such Indemnified Party, and will notify the Indemnitor of the progress of any such Third Party Claim, will permit the Indemnitor, at the sole cost of the Indemnitor, to participate in such prosecution or defense and will provide the Indemnitor with reasonable access to all relevant information and documentation relating to the Third Party Claim and the prosecution or defense thereof. In any case, the party not in control of the Third Party Claim will cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. Notwithstanding the foregoing, if an Indemnified Party is offered a written settlement proposal by a third party that has as its sole component the payment of money by the Indemnified Party and the Indemnitor recommends to the Indemnified Party in writing that it accept such settlement proposal (the "Sanctioned Settlement") and the Indemnified Party refuses to accept such settlement proposal, in such event if the ultimate settlement terms agreed to by the Indemnified Party with such third party or the final monetary damages award against the Indemnified Party (either, a "Final Settlement Amount"), is greater than the amount of the Sanctioned Settlement, the Indemnified Party shall be responsible for the differential between the Final Settlement Amount and the Sanctioned Settlement and the Indemnitor's liability shall be limited to the amount specified in the Sanctioned Settlement.

    SECTION 11.4.  Damages Threshold.

      (a) Limits on Seller Indemnification. Notwithstanding the foregoing, Purchaser Indemnitees may not receive any amount of the Escrow Consideration from the Escrow Fund unless and until a certificate signed by an officer of Purchaser (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of $100,000 has been delivered to the Escrow Agent and such amount is determined pursuant to this Article XI to be payable, in which case Purchaser shall receive Escrow Consideration equal in value to the full amount of such Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Seller or Stockholder shall be disregarded. Neither Seller nor the Stockholders shall be required to provide indemnification under Article XI hereof in excess of an aggregate ceiling (excluding interest and the costs of enforcing Seller's obligations under this Article XI, including legal fees, and excluding the costs of obtaining any tax benefits or insurance proceeds related to the Damages) equal to $1,200,000 (the amount deposited into the Escrow Fund at Closing); provided, that any calculation of Damages to be paid under this Article XI shall be net of any related tax benefit to Purchaser after taking the indemnification payment into account, and net of any insurance proceeds received by Purchaser in satisfaction of such Damages.

      (b) Limits on Purchaser Indemnification. Notwithstanding the foregoing, Purchaser shall not be required to provide indemnification under Article XI hereof unless and until the aggregate Damages for which one or more Seller Indemnitees seeks indemnification thereunder exceeds an aggregate of $100,000, in which event Purchaser shall be liable to indemnify the Seller Indemnitees for the aggregate Damages without deduction. In determining the amount of any Damages attributable to a breach, any materiality standard contained in a representation, warranty or covenant of Purchaser shall be disregarded. Purchaser shall not be required to provide indemnification under Section 11.2(b) in excess of an aggregate ceiling (excluding interest and the costs of enforcing Purchaser's obligations under this Article XI, including legal fees, and excluding the costs of obtaining any tax benefits or insurance proceeds related to the Damages) equal to $1,200,000; provided, that any calculation of Damages to be paid under this Article XI shall be net of any related tax benefit to Seller or the Stockholders after taking the indemnification payment into account, and net of any insurance proceeds received by Seller or the Stockholders in satisfaction of such damages.

    SECTION 11.5.  Escrow Period.  Subject to the following requirements, the Escrow Consideration shall be retained by the Escrow Agent until the Escrow Termination Date. Upon the Escrow Termination Date, the Escrow Agent shall deliver to StorageSoft all remaining Escrow Consideration; provided, however, that amounts held by the Escrow Agent, which, in the reasonable judgment of Purchaser, subject to the objection of the Escrow Agent and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the Escrow Termination Date with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the possession of the Escrow Agent until such claims have been resolved. As soon as all such claims have been resolved, any remaining amounts held by the Escrow Agent not required to satisfy such claims shall be distributed to StorageSoft.

    SECTION 11.6.  Claims Upon Escrow Fund.

      (a) All claims for indemnification against the Escrow Fund by the Purchaser or any other Indemnified Person pursuant to this Article XI shall be made in accordance with the provisions of the Escrow Agreement. Upon receipt by Escrow Agent at any time on or before the Escrow Termination Date of an Officer's Certificate of Purchaser: (i) stating that Purchaser Indemnitee has paid or reasonably anticipates that it will have to pay or incur Damages in excess of $100,000, and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or incurred, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, Escrow Agent shall, subject to the provisions of Section 11.6(c) below, deliver to Purchaser Indemnitee out of the Escrow Fund, as promptly as practicable, cash or other assets held in the Escrow Fund in an amount equal to such Damages.

      (b) Objections to Claims. At the time of delivery of any Officer's Certificate to Escrow Agent, a duplicate copy of such certificate shall be delivered to Seller and for a period of 30 days after receipt of the Officer's Certificate, Escrow Agent shall make no delivery to Purchaser Indemnitee from the Escrow Fund pursuant to Section 11.6(a) hereof unless Escrow Agent shall have received written authorization from Seller to make such delivery. After the expiration of such 30 day period, Escrow Agent shall make delivery from the Escrow Fund in accordance with Section 11.6(a) hereof, provided that no such payment or delivery may be made if Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to Escrow Agent and Purchaser prior to the expiration of such 30 day period.

      (c) Resolution of Conflicts; Arbitration.

         (i) In case Seller shall object in writing to any claim or claims made in any Officer's Certificate, Seller and Purchaser shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within 45 days after Escrow Agent's receipt of Seller's written objection to the claim pursuant to Section 11.6(b) (the "Negotiation Period"). If Seller and Purchaser should so agree during the Negotiation Period, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to Escrow Agent. Escrow Agent shall be entitled to rely on any such memorandum and distribute the Escrow Consideration and any interest from the Escrow Fund in accordance with the terms thereof.

        (ii) If no such agreement has been reached by the end of the Negotiation Period, either Purchaser or Seller may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained by settlement or a non-appealable decision of a court of competent jurisdiction or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by a single arbitrator, selected by mutual agreement of the parties or otherwise in accordance with the then prevailing rules of the American Arbitration Association as adopted by the State of California. The arbitration shall be conducted in the City of San Jose, California. The written decision of the arbitrator as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 11.6(c) hereof, Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. The arbitrator shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys' fees). The award of the arbitrator shall be the sole and exclusive monetary remedy of the parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding the foregoing, any party shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction.

    SECTION 11.7.  Exclusive Remedy.  Notwithstanding anything to the contrary herein, if the Closing shall occur, the right of indemnity under this Article XI (together with the limitations thereto set forth in this Article XI) shall, in the absence of fraud, be the sole and exclusive remedy of each of the parties hereto for damages against any of the other parties hereto and any other remedy available at law against any of the other parties hereto, in respect to any misrepresentation, breach of representation or warranty, breach of covenant or any agreement by any party under this Agreement or the Ancillary Agreements. Further, notwithstanding anything to the contrary herein, if the Closing shall occur, none of Seller or any Stockholder shall have any liability under this Article XI except to the extent of the Escrow Fund established pursuant to the Escrow Agreement. Notwithstanding anything to the contrary herein, nothing in this Article XI shall restrict or limit the rights of the parties to damages or other remedies, in contract, at law or otherwise, if the Closing does not occur.

ARTICLE XII
TERMINATION

    SECTION 12.1.  Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

      (a) By mutual written consent of Purchaser and Seller;

      (b) By either Purchaser or Seller, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets; or

      (c) By Purchaser or Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

      (d) By Purchaser or Seller if the Closing does not occur by February 28, 2002.

    SECTION 12.2.  Procedure and Effect of Termination.  In the event of termination of this Agreement by any or all of the parties pursuant to Section 12.1, written notice shall be given to each other party specifying the provision of Section 12.1, pursuant to which such termination is made and shall become void and there shall be no liability on the part of Purchaser or Seller (or their respective officers, directors, partners or Affiliates), except as a result of any breach of this Agreement by such party.

ARTICLE XIII
GENERAL PROVISIONS

    SECTION 13.1.  Expenses.  Except as otherwise provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

    SECTION 13.2.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by courier service, by telecopy (confirmed in writing), or by registered or certified mail (postage prepaid, return receipt requested), and shall be deemed to have been duly given or made upon actual delivery, or if mailed by registered or certified mail, on the third business day following deposit in the mails, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to Seller:

      StorageSoft Corporation
      361 Centennial Parkway
      Suite 150
      Louisville, CO 80027

      Attention: President and CEO
      Telecopy: (303) 381-2660

      with a copy to:

      Strategic Law Partners, LLP
      Biltmore Tower
      500 South Grand Avenue
      Suite 2050
      Los Angeles, CA 90071

      Attention: Bradley Schwartz
      Telecopy: (213) 213-7301

      (b) if to Purchaser:

      Phoenix Technologies Ltd.
      411 East Plumeria Drive
      San Jose, CA 95134

      Attention: General Counsel
      Telecopy: (408) 570-1219

      with a copy to:

      Orrick, Herrington & Sutcliffe LLP
      400 Sansome Street
      San Francisco, CA 94111

      Attention: William R. Sawyers
      Telecopy: 415-773-5759

      (c) if to a Stockholder, to such Stockholder in care of StorageSoft at its address listed above.

    SECTION 13.3.  Headings; Disclosure.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    SECTION 13.4.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

    SECTION 13.5.  Entire Agreement.  This Agreement, the Ancillary Agreements, and the Non-Disclosure Agreement dated August 16, 2001 between Purchaser and StorageSoft, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

    SECTION 13.6.  Assignment.  This Agreement shall not be assigned by Purchaser or Seller without the prior written consent of the non-assigning party; provided, however, that Purchaser may assign all or a portion of its rights and obligations hereunder to one or more affiliates that control or are under common control with Purchaser, and provided further, that any such assignment shall not relieve Purchaser of its obligations hereunder; and provided further, that after the Closing Date, Seller may assign its rights and obligations to the Stockholders, jointly and severally, upon the liquidation of Seller. Any purported assignment not permitted by this Section shall be void.

    SECTION 13.7.  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including but not limited to any Employee, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No statement, reference or disclosure set forth in this Agreement, the Ancillary Agreements or the exhibits or schedules thereto constitutes an admission (express or implied) of any liability or obligation of the parties hereto to any third party, nor an admission (express or implied) against any such party's interests. Notwithstanding the above, the Indemnified Persons shall be third-party beneficiaries of this Agreement.

    SECTION 13.8.  Amendment; Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

    SECTION 13.9.  Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California. Each party irrevocably consents to submit to the exclusive jurisdiction of any federal or state court located in the State of California, County of Santa Clara, for any lawsuits, actions or proceedings with respect to this Agreement or the transactions contemplated hereby.

    SECTION 13.10.  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 13.11.  Performance Guaranty by Stockholders.  Each of the Stockholders, jointly and severally, hereby guaranties each and every obligation of Seller under this Agreement. Each of the Stockholders agrees to use his commercially reasonable efforts to cause Seller to perform each and every obligation of Seller under this Agreement. With respect to Seller's and the Stockholders' obligations hereunder that arise after the Closing Date, Purchaser's right of indemnity under Article XI (together with the limitations thereto set forth in Article XI) and only to the extent of the Escrow Fund pursuant to the Escrow Agreement shall, in the absence of fraud, be the sole and exclusive remedy of Purchaser in respect of the guarantee obligations of each Stockholder pursuant to this Section 13.11.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

PHOENIX TECHNOLOGIES LTD.
By:
Name:
Title:

STORAGESOFT, INC.
By:
Name:
Title:

STORAGESOFT SOLUTIONS, INC.
By:
Name:
Title:

STORAGESOFT B V
By:
Name:
Title:

Steve Anderson

Doug Anderson

Ramin Razavi

[SIGNATURE PAGE TO ASSET ACQUISITION AGREEMENT]

QuickLinks

TABLE OF CONTENTS
Exhibits and Schedules
[SIGNATURE PAGE TO ASSET ACQUISITION AGREEMENT]